Keefe, Bruyette & Woods

March 14, 2005

Mr. Peter Humphrey
Chairman, President, & Chief Executive Officer
Financial Institutions, Inc.
220 Liberty Street
Warsaw, NY 14569-0227

Dear Peter:

FII hereby engages Keefe Bruyette & Woods, Inc. (“KBW”) as its exclusive advisor, to provide a review and assessment of a subset of FII’s loan portfolio (the “Loan File”), including providing the services listed below under “Scope of Services.” KBW hereby accepts such appointment subject to the terms and conditions set forth herein:

Scope of Services to be Provided

(1) Initial Loan File review. KBW will analyze the data on the portfolio download provided by FII to determine the completeness of the data and the gross characteristics of the Loan File:

•	Summary statistics

•	Product type (C&I, Agricultural, Real Estate)

•	Collateral type and value

•	Relationship statistics

•	Other characteristics as appropriate

(2) Preliminary Review of Loan File Documents. KBW staff and KBW’s due diligence subcontractor will review the Loan File documents on-site at FII’s offices in order to evaluate the completeness of the Loan File’s documentation.

(3) Delivery of report. Upon completion of its analysis and review, KBW will deliver to FII a report detailing KBW’s findings. KBW will include recommendations for supplementary information or documentation, if any, in its report on the Loan File.

Terms of the Agreement

(1)	Fees:

Advisory Fee: $50,000, payable within 5 business days of the execution of this Agreement by KBW and FII.

Expenses: In connection with this engagement, FII will be responsible for all fees and expenses involved in preparing the Loan File review referenced herein, including all third party and subcontractor expenses and other costs incurred by KBW, including, but not limited to the cost of travel and lodging for KBW personnel and other out-of-pocket expenses related to the Loan File review.

(2)	Obligations Limited: FII acknowledges that the descriptions of the Loan File and any underlying collateral have been furnished by FII and are not representations by KBW. KBW shall be under

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no obligation to make an independent investigation or inquiry as to the correctness or completeness of any information or data given to KBW, and shall have no liability in regard thereto.

(3)	Confidentiality: This agreement does not modify or terminate the confidentiality agreement between KBW and FII, dated March 4, 2005.

(4) Termination: This agreement may not be terminated prior to 120 days from the date hereof, except that FII may terminate this Agreement with or without cause at any time on notice to KBW if, in the judgment of FII, KBW has failed to perform or is not performing its obligations under this Agreement. After the first 120 days, this Agreement may be terminated with or without cause, thereafter on 10 business days written notice from one party to the other.

(5) Indemnification: FII will indemnify KBW and hold it harmless against any and all losses, claims, damages or liabilities to which KBW may become subject arising in any manner out of or in connection with the Loan File review, including, without limitation, FII’s provision of information to KBW;provided, however, that such indemnity shall not apply in the event it is finally judicially determined that the loss was primarily caused by KBW’s willful misconduct or gross negligence. FII shall reimburse KBW for legal or other expenses reasonably incurred by KBW in connection with investigating, preparing to defend or defending any lawsuits, claims or other proceedings arising in any manner out of, or in connection with, the rendering of services hereunder.

(6) Advertising: FII agrees that upon the successful conclusion of this engagement, KBW shall have the right to place advertisements in financial and other newspapers or journals at its own expense describing its services to FII hereunder, subject to FII’s prior written consent approval for each individual advertisement. Effective the date of this Agreement, KBW may list FII as a client.

(7) Miscellaneous: This Agreement is made solely for the benefit of the parties hereto, and no other person shall acquire or have any right under or by virtue of this Agreement. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to its conflict-of-laws principles and may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Nothing contained herein shall be deemed or construed to create a partnership or joint venture between the parties hereto, and KBW’s services shall be rendered to FII as a contractor. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

We look forward to moving ahead with FII on this engagement. Please indicate your acceptance of this Agreement by countersigning in the space provided below.

Sincerely yours,

	Keefe, Bruyette & Woods, Inc.	Financial Institutions, Inc.

By:		By:

	Name: Michael MacDonald	Name:

	Title: Managing Director	Title:

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